AOGB

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form F-1 of Bluemount Holdings Limited as to our report dated June 25, 2024, except for Notes 1 and 29, as to which the date is November 5, 2024; and Notes 3, 14 and 26 as to which the date is December 4, 2024 with respect to the consolidated statements of financial positions as of March 31, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years ended March 31, 2023 and 2024.

We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
March 14, 2025